Exhibit 21

                      SUBSIDIARIES OF DEL ELECTRONICS CORP.



RFI Corporation


Dynarad Corporation


Bertan High Voltage Corporation


Del Medical Systems Corporation


Del Electronics Foreign Sales Corporation